FINDERS FEE AGREEMENT

THIS AGREEMENT dated effective the 20th day of October 2005

BETWEEN:

Grandview Gold Inc. ("Grandview"), a corporation

AND:

McKeena Gold Inc. ("Agent"), a corporation

WHEREAS the Agent acted as the intermediary in the process of introducing Grandview to Fronteer Development Group and the Dixie Lake Property Option opportunity located in the Red Lake Mining District involving 50 mineral claims in the Province of Ontario more particularly set forth in Schedule "A" hereto (hereinafter collectively the "**Property**"), the Agent is entitled to a remuneration fr services rendered (hereinafter referred to as the "**Finders Fee**";

AND WHEREAS Grandview desires to enter into an Option Agreement on the Property with Fronteer Development Group, and whereas the Property consisting of approximately 1,800 hectares, commonly known as the **Dixie Lake Property**;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the sum of TEN DOLLARS ($10.00) the mutual covenants and agreements herein contained (the receipt and sufficiency whereof is hereby acknowledged by all of the parties), the parties hereto agree as follows:

1. Grandview hereby agrees to remunerate the Agent in return for services rendered in the process of introducing Grandview to above referenced Dixie Lake Property Option Agreement opportunity I the form of a Finders Fee equal to 160,000 common shares of Grandview Gold Inc.

2. The Agent warrants and covenants that it is fully authorized and empowered to enter this agreement and that no person, firm or corporation other than Grandview now has any agreement, option or right in or in respect to the Property superior to that of Grandview; and the V is a resident of Canada within the meaning of the *Income Tax Act* of Canada and shall remain a resident of Canada as aforesaid at the time of payment of the Finders Fee.

3. This agreement shall:

(a) not be transferable without the consent of Grandview;

(b) endure to the benefit of and shall be binding upon the parties and their respective administrators, successors and permitted assigns; and

(c) be construed and interpreted in accordance with the laws of the Province of Ontario and the parties hereby irrevocably attorn to the justification of the Courts of the Province of Ontario.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of and effective the date first above written.

Grandview Gold Inc.

Per: ______________________

Authorized Signature

McKeena Gold Inc.

Per: ______________________

Authorized Signature

Schedule "A"
Claim Listings
Dixie Lake Property

CLAIM NUMBER

1023078	1056800	1023080
1056801	1023082	1056802
1023083	1056890	1023085
1056891	1023098	1056892
1023099	1143990	1023100
1144357	1023101	1184323
1023102	1184341	1023103
1209776	1023105	1209777
1023108	1209778	1023109
1209780	1023111	1209787
1023124	1209788	1023127
1234465	1056792	1244645
1056793	1244670	1056794
3001770	1056795	3001771
1056796	3001791	1056797
3001792	1056798	3001793
1056799	3001795	

Schedule "A"
Claim Listings
Dixie Lake Property

CLAIM NUMBER CLAIM NUMBER

1023078	1056800	1023080	1056801	1023082
1056802	1023083	1056890	1023085	1056891
1023098	1056892	1023099	1143990	1023100
1144357	1023101	1184323	1023102	1184341
1023103	1209776	1023105	1209777	1023108
1209778	1023109	1209780	1023111	1209787
1023124	1209788	1023127	1234465	1056792
1244645	1056793	1244670	1056794	3001770
1056795	3001771	1056796	3001791	1056797
3001792	1056798	3001793	1056799	3001795